+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

      TRUMP                         DONALD                            J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                             725 Fifth Avenue
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                                   (Street)

      New York                   New York                             10022
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  Trump Hotels & Casino Resorts,
                                             -------------------------------
                                             Inc. (NYSE: DJT)
--------------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                ----------------------------------------------------------------

4.  Statement for Month/Year  April 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director     X  Officer              X  10% Owner    ___ Other
    ---             ---                     ---
                        (give title below)                       (specify below)

    Chairman of the Board, President & Chief Executive Officer
--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock           4/4/02    P              4,000         A         $1.81
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  Common Stock           4/4/02    P              5,000         A         $1.82
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  Common Stock           4/4/02    P              5,000         A         $1.83
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  Common Stock           4/4/02    P              8,000         A         $1.84
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  Common Stock           4/4/02    P             13,000         A         $1.85
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  Common Stock           4/5/02    P             60,600         A         $1.78
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  Common Stock           4/8/02    P              7,800         A         $1.80
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  Common Stock           4/8/02    P              1,200         A         $1.78
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

FORM 4 (continued)   Table II--Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)              $2.75            4/24/02           A        V                500,000

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion       Title     Number of                      of               rect (I)      4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                 (1)    4/23/12 Common Stock   500,000                      500,000              D

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
Explanation of Responses:

(1) Non-Qualified Stock Option granted by Board of Directors under Trump Hotels & Casino Resorts' 1995 Stock Incentive Plan. Option vests in five (5) equal installments, one-fifth (100,000) on the date of grant and on each of the first four (4) anniversary dates of the date of grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          /s/ DONALD J. TRUMP               May 9, 2002
          -------------------               -----------
          **Signature of Reporting Person   Date
          DONALD J. TRUMP

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are in respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                 SEC 1474 (7.96)

                                                            (Form 4 - Table I - Continuation Page)
Item 1.  Name and Address of Reporting Persons:        Donald J. Trump
                                                       725 Fifth Avenue
                                                       New York, NY 10022
Item 2.  Issuer Name and Ticker or Trading Symbol:     Trump Hotels & Casino Resorts, Inc. (NYSE: DJT)
Item 4.  Statement for Month/Year:                     April 2002

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           4/10/02      P            10,000         A        $1.79
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           4/10/02      P             5,000         A        $1.81
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           4/10/02      P            10,000         A        $1.82
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           4/10/02      P             5,000         A        $1.87
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           4/11/02      P            10,000         A        $1.78
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 Common Stock           4/11/02      p            10,000         A        $1.79
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 Common Stock           4/12/02      p             5,000         A        $1.84
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 Common Stock           4/12/02      p               500         A        $1.85
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 Common Stock           4/12/02      p            10,500         A        $1.87
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 Common Stock           4/12/02      P               100         A        $1.89
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 Common Stock           4/12/02      P            10,300         A        $1.90
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 Common Stock           4/12/02      P             5,000         A        $1.91
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 Common Stock           4/12/02      P             8,300         A        $1.92
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 Common Stock           4/12/02      P             1,000         A        $1.94
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 Common Stock           4/12/02      P            44,600         A        $1.95
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 Common Stock           4/15/02      P            13,300         A        $1.90
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 Common Stock           4/15/02      P            12,000         A        $1.95
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 Common Stock           4/15/02      P            10,100         A        $1.92
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 Common Stock           4/15/02      P               100         A        $1.93          1,761,000           D
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                                                                                                50           I          By Son
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                                                                                                50           I          By Son
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                                                                                                50           I          By Daughter
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